UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 29, 2008
(Date of earliest event reported)

STEVEN MADDEN, LTD.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

          On April 29, 2008, the Board of Directors (the “Board”) of Steven Madden, Ltd. (the “Company”) and the Compensation Committee of the Board of the Company (the “Compensation Committee”) approved, pursuant to the Steven Madden, Ltd. 2006 Stock Incentive Plan (the “Plan”), the grant of an option to Steven Madden, the Company’s Creative and Design Chief, to purchase 100,000 shares of common stock of the Company, exercisable to the extent of 20,000 shares on each of April 29, 2009, April 29, 2010, April 29, 2011, April 29, 2012 and April 29, 2013. Such option is exercisable until April 29, 2015 at an exercise price of $19.32 per share.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On April 29, 2008, the Company and Amelia Newton Varela entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Ms. Varela is to serve as the Company’s Executive Vice President of Wholesale and Retail for a term expiring on December 31, 2010, unless sooner terminated in accordance with the provisions of the Employment Agreement. Pursuant to the Employment Agreement, Ms. Varela is entitled to receive an annual base salary of $350,000 from January 1, 2008 through December 31, 2008 and $400,000 from January 1, 2009 through December 31, 2010, and certain performance bonuses for each of 2008, 2009 and 2010, as described in the Employment Agreement, based on the year-to-year changes in EBIT in the Company’s Wholesale Footwear Division and Retail Division. If Ms. Varela is still employed by the Company on December 31, 2010, she will also be entitled to a bonus of $200,000.

          Pursuant to the Employment Agreement, on April 29, 2008, Ms. Varela was granted an option to purchase 50,000 shares of the Company’s common stock at an exercise price of $19.32 per share. The option is exercisable until April 29, 2015 to the extent of 10,000 shares on each of April 29, 2009, April 29, 2010, April 29, 2011, April 29, 2012 and April 29, 2013. Further, in the event that Ms. Varela is still employed by the Company (i) on April 1, 2009, she shall be granted an option to purchase 25,000 shares of common stock of the Company and (ii) on April 1, 2010, she shall be granted an option to purchase 25,000 shares of common stock of the Company. Such options shall vest 20% each year for five years, commencing on the first anniversary date of the grant of the options, have a term of seven years and have an exercise price equal to the market price on the grant date.

          The Company may terminate the Employment Agreement for cause (as such term is defined in the Employment Agreement) or without cause. In the event that Ms. Varela’s employment is terminated by the Company for cause, the Company shall have no further obligations to Ms. Varela, and Ms. Varela shall be entitled to no further compensation from the Company, except for any accrued and unpaid salary through the date of her termination.

          In the event that Ms. Varela’s employment is terminated by the Company without cause, she shall be entitled to (i) salary payments, at the regular intervals of payment, from the date of termination through the date the Employment Agreement would have otherwise terminated but for the involuntary termination plus (ii) any accrued and unpaid bonus amounts for the year prior to termination.

          The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Employment Agreement, dated April 29, 2008, between Steven Madden, Ltd. and Amelia Newton Varela.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2008

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld

Edward R. Rosenfeld
Interim Chief Executive Officer